Exhibit 1.2

Accurate and full name of the investor _________________

Contact person and direct and mobile telephone number ________________

Email address for sending the tender results ___________________

Fax number for sending the tender results ___________________

Date____________________

To: Qnergy Inc. (the “Company”)	To: Poalim IBI – Underwriting and Issuances Ltd. (the “Dealer Manager”)

Re: Qnergy Inc. – Issuance of Shares

1.	We hereby undertake to the Company to submit requests for the purchase of units which will be allocated to us in a tender to classified investors from the units being offered to the public under the Company’s prospectus (hereinafter: the “Units”) according to the following details.

Shares of Qnergy Inc.
Number of Units*	Price**

*Minimum order value is NIS [_____]

**The tender is for the price per Unit with a minimum price with every Unit consisting of [____] shares.

Up to 3 price offers can be submitted with [_] shekel intervals, such as NIS [__], NIS [__], NIS [__], etc.

2.	We undertake to deliver to the Dealer Manager through the Stock Exchange Members no later than one business day following the tender by 12:00 o’clock, the full consideration for the Units which will be issued to us in the tender.
3.	We are aware that the issue of the Units will be carried out in accordance with the Securities Regulations (Manner of Offering Securities to the Public), 5767-2007.
4.	The Company reserves the right to increase/decrease the scope of the capital raising in accordance with its sole discretion or to cancel it completely.
5.	Without derogating from the aforementioned, the issuance in general is subject to the approval of the Stock Exchange and the Company’s Board of Directors.
6.	If we do not receive an acceptance notice which specifies the number of units allocated to us at the classified investor tender stage, and this within one business day from the date when we send this our offer, we will contact you by telephone in order to confirm that you received our order.
7.	We hereby declare and undertake that we are an “classified investor” and we satisfy all of the conditions listed in the First Schedule to the Securities Law 1968, and we are aware of the significance of being defined as an investor included in this schedule and we agree to this. We are aware and we agree that the Company’s and the Dealer Manager’s agreement to accept our advance undertaking to purchase shares in the issuance in the framework of the advance tender for classified investors is given in reliance on this our declaration and undertaking.
8.	We hereby represent and warrant to the Company that (i) we are not a U.S. person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended), (ii) at the time of the signing of this form or, if earlier, the time a buy order for the shares of the Company’s common stock offered by the prospectus published in Israel (the “Israeli Prospectus”) and the prospectus (the “U.S. Prospectus”) which forms part of the registration statement on Form S-1 (File No. 333-258238) filed by the Company with the U.S. Securities and Exchange Commission, is submitted or executed, we were physically outside the United States, and (iii) were are purchasing the shares of the Company’s common stock offered by the Israeli Prospectus and the U.S. Prospectus for our own account and not with a view to, or intention of, distribution thereof.
9.	We hereby give our authorization to the member of the Stock Exchange named below which is administering the debit account, and we instruct it to charge our account listed below in the amount which the Dealer Manager shall indicate as the amount to charge the customer.
10.	The contents of this paper do not constitute an exhaustive description of the Company’s activities, results, or business and the Company’s immediate and periodic reports need to be reviewed. Any entity which invests in the Company and who submits an order confirms with its order that it is aware of the Company’s reports and its financial statements and that it made its investment in an intelligent manner and in accordance with its sole discretion and that it will have no claim against the Company in connection with the carrying out of its investment in this issuance.

2

Date	Signor name	Signature

Debit Account:	Bank _______Branch _______Account number__________
Name of Account holder _____________________
Account for the transfer of the Securities:	Stock Exchange Member___________ Branch _______ Account number__________
Name of Account holder___________________________

In parallel with attaching the breakdown according to the members of the Stock Exchange for the charging of this form, it is required to send these in an Excel file attached to an email to hanpaka@ibi.co.il

For questions and clarifications call Shir at 03-5193414 or 03-5193495

All communications through email in connection with this issuance must be done through the email hanpaka@ibi.co.il and not through other email addresses of Poalim IBI employees. In addition, after any message to this email address is sent you are required to confirm receipt by return mail confirming the receipt of your email. Messages of any kind (including requests to change limits of prior commitments in the institutional tender) shall not be accepted, except if they are sent to this address and if a return confirmation was sent for it as mentioned above.